                                                                      EXHIBIT A

                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                        ARTERIAL VASCULAR ENGINEERING, INC.


     The following Amended and Restated Certificate of Incorporation of Arterial Vascular Engineering, Inc., originally incorporated in Delaware on July 30, 1994 under the name "Applied Vascular Engineering, Inc.," has been duly adopted in accordance with the provisions of the Delaware General Corporation Law:

                                  ARTICLE 1 - NAME

     The name of the corporation shall be Medtronic Arterial Vascular Engineering, Inc.


                      ARTICLE 2 - REGISTERED OFFICE AND AGENT

     The registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of Newcastle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                ARTICLE 3 - PURPOSES

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful acts and activities for which corporations may be organized under the General Corporation Law of Delaware.


                                 ARTICLE 4 - STOCK

     The aggregate number of shares the corporation has authority to issue shall be 2,500 shares of Common Stock, $.01 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.


                         ARTICLE 5 - RIGHTS OF STOCKHOLDERS

     5.1) NO PREEMPTIVE RIGHTS. No holder of shares of the corporation of any class now or hereafter authorized has any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class now or hereafter authorized, or any options or warrants for such shares, which may at any time be issued, sold or offered for sale by the corporation.

     5.2) NO CUMULATIVE VOTING RIGHTS. No holder of shares of the corporation of any class now or hereafter authorized shall be entitled to cumulative voting.

                           ARTICLE 6 - MEETINGS AND BOOKS

     6.1) MEETINGS OF STOCKHOLDERS AND ELECTION OF DIRECTORS. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. Elections of directors need not be by written ballot unless and except to the extent that the Bylaws so provide.

     6.2) CORPORATE BOOKS. The books of the corporation may be kept within or (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.


                    ARTICLE 7 - LIMITATION OF DIRECTOR LIABILITY

     7.1) LIMITATION OF LIABILITY. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     7.2)  AMENDMENT OF THIS ARTICLE.  Any repeal or modification of this
Article 7 shall be prospective and shall not affect the rights under this
Article 7 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                 ARTICLE 8 - BYLAWS

     The Board of Directors is expressly authorized to make and alter Bylaws of this corporation, subject to the power of the stockholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the General Corporation Law of Delaware.

                                                                       EXHIBIT B
                                 AFFILIATE'S LETTER


Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, MN 55432

Ladies and Gentlemen:

The undersigned officer and/or director of Arterial Vascular Engineering, Inc. (the "Company") has been advised that the undersigned may be deemed by the Company to be an "affiliate" of the Company, as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") (such rule, as amended or replaced by any successor rule, referred to herein as "Rule 145") and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"). Pursuant to the terms of the Agreement and Plan of Merger dated on or about November 29, 1998 (the "Merger Agreement"), among Medtronic, Inc. ("Parent"), MAV Merger Corp. ("Merger Subsidiary"), and the Company, Merger Subsidiary will be merged with and into the Company (the "Merger"). As a result of the Merger, outstanding shares of common stock, $.001 par value, of the Company ("Company Common Stock") will be converted into the right to receive shares of common stock, $.10 par value per share, of Parent ("Parent Common Stock"), as determined pursuant to the Merger Agreement.

In order to induce Parent and the Company to enter into the Merger Agreement and to consummate the Merger, the undersigned (referred to herein as "Affiliate") represents, warrants and agrees as follows:

1. Affiliate will not sell, transfer, pledge, dispose of, or otherwise reduce Affiliate's risk relative to, any Parent Common Stock or Company Common Stock during the period commencing 30 days prior to the effective time of the Merger and ending at such time as financial results covering at least 30 days of the post-Merger combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations. If Affiliate proposes to sell, transfer, pledge, dispose of, or otherwise reduce Affiliate's risk relative to, any Parent Common Stock or Company Common Stock during such period, Affiliate shall give Parent and the Company written notice of the terms and conditions of such proposed sale, transfer, pledge, disposal, or other reduction of Affiliate's risk, and shall not effect such proposed sale, transfer, pledge, disposal, or other reduction of Affiliate's risk unless and until Affiliate has received the written consent of Parent, which consent shall not be unreasonably withheld or delayed unless Parent's or the Company's independent auditors reasonably determine that such proposed sale, transfer, pledge, disposal, or other reduction of Affiliate's risk could adversely affect Parent's ability to account for the Merger as a pooling of interests.

2. Affiliate has been advised that the issuance of the Parent Common Stock, if any, to Affiliate pursuant to the Merger is being registered with the SEC under the Securities Act and the rules and regulations promulgated thereunder on a Registration Statement on Form S-4. However, Affiliate has also been advised that, because Affiliate may be deemed to be an "affiliate" of the Company (as that term is used in paragraphs (c) and (d) of Rule 145), any sale, transfer or other disposition by Affiliate of any Parent Common Stock issued pursuant to the Merger will, under current law, require either (a) further registration under the Securities Act of the Parent Common Stock to be sold, transferred, or otherwise disposed of, or
     (b) compliance with Rule 145, or (c) the availability of another exemption from such registration.

3. Affiliate will not offer to sell, sell, or otherwise dispose of any Parent Common Stock issued pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act (the compliance with Rule 145 or the availability of such other exemption to be established by Affiliate to the reasonable satisfaction of Parent's counsel).

4. Affiliate consents to the placement of a stop transfer order with the Company's and Parent's stock transfer agent and registrar, and to the placement of the following legend on certificates representing the Parent Common Stock issued or to be issued to Affiliate:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN AFFILIATE'S LETTER FROM THE UNDERSIGNED TO MEDTRONIC, INC., AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN COMPLIANCE WITH RULE 145 OF THE SECURITIES ACT OF 1933 OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

5. Affiliate has carefully read this letter and has discussed with counsel for Affiliate or counsel for the Company, to the extent Affiliate felt necessary, the requirements of this letter and other applicable limitations on the ability of Affiliate to sell, transfer, or otherwise dispose of Company Common Stock and Parent Common Stock.

6. The Company agrees to take all reasonable actions up to the date of the Merger, including but not limited to the placement of a stop transfer order with the Company's stock transfer agent and registrar, to ensure compliance by Affiliate with the provisions of this letter.

7. Execution of this letter should not be considered an admission on the part of Affiliate that Affiliate is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affiliate on or after the date of this letter.

8. By Parent's acceptance of this letter, Parent hereby agrees with Affiliate as follows:

     (A) For so long as and to the extent necessary to permit Affiliate to sell Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and
          (ii) furnish to Affiliate upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Common Stock by Affiliate under Rule 145, and (b) otherwise use its reasonable efforts in permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to Affiliate that it has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

     (B) It is understood and agreed that certificates with the legends set forth in paragraph 4 above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

9. Notwithstanding any other provision contained herein, this Affiliate's Letter and all obligations of and restrictions imposed on Affiliate hereunder, and all obligations imposed on the Company hereunder, shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that such termination shall not relieve Affiliate of liability for any prior breach of Affiliate's obligations hereunder.

                                        Very truly yours,


                , 1998
----------------                        ----------------------------------------
                                        (Signature)


                                        ----------------------------------------
                                        (Name) (Please Print)

                                        ARTERIAL VASCULAR ENGINEERING, INC.


                                        By:
                                           -------------------------------------
                                           Its:
                                               ---------------------------------

                                     ACCEPTANCE

     Medtronic, Inc. hereby accepts the foregoing Affiliate's Letter delivered pursuant to Section 5.7 of the Agreement and Plan of Merger dated November 29, 1998, by and among Medtronic, Inc., MAV Merger Corp., and Arterial Vascular Engineering, Inc.


                                        MEDTRONIC, INC.


                                        By:
                                           -------------------------------------
                                        Michael D. Ellwein, Vice President and
                                        Chief Development Officer

                                                                       EXHIBIT C

                            AGREEMENT TO FACILITATE MERGER

DATE:     ____________, 1998

PARTIES:

          Medtronic, Inc.,                           (hereinafter "Parent")
          a Minnesota corporation

               and

          ____________________________,
          an individual officer and/or director
          of Arterial Vascular Engineering, Inc.     (hereinafter "Stockholder")

RECITALS:

     A. Stockholder is the legal or beneficial owner of shares of Common Stock of Arterial Vascular Engineering, Inc., a Delaware corporation (the "Company"), and the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

     B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common Stock.

     C. Stockholder deems it to be in Stockholder's best interest and in the best interests of the Company and all other stockholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the stockholders of the Company, and it is a condition to Parent's execution of the Merger Agreement that Stockholder enter into this Agreement.

     D. It is understood and acknowledged by Stockholder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous or prompt subsequent execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Stockholder set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

     1. VOTE IN FAVOR OF MERGER. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder, solely in his or her capacity as a stockholder of the Company agrees to vote (or caused to be voted) all outstanding shares of Company Common Stock beneficially owned by Stockholder as of the record date of any meeting of the stockholders of the Company, and as of the record date of any action by written consent of the stockholders of the Company, in favor of the approval, consent, and ratification of the Merger Agreement and the Merger. To the extent inconsistent with the foregoing provisions of this Section 1, Stockholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Stockholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Stockholder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

     2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent that Stockholder has the legal capacity to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid, and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

     3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common Stock legally or beneficially owned by Stockholder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

     4. INJUNCTIVE RELIEF. Stockholder agrees that in the event of Stockholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Stockholder therefore agrees that in the event of Stockholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     6. FURTHER ASSURANCES. Stockholder shall (at Parent's expense) execute and deliver such additional documents and take such further action as may be reasonably requested by Parent to enforce Parent's rights under this Agreement.

     7. THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

     8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of laws).

     9. EFFECTIVENESS. If this Agreement is executed by Stockholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, or (ii) effectiveness of the Merger.

     IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Stockholder has executed this Agreement, as of the date and year first above written.


                                       -----------------------------------
                                       [Signature]


                                       -----------------------------------
                                       [Print Name]


                                       MEDTRONIC, INC.


                                       By:
                                          --------------------------------
                                          Michael D. Ellwein, Vice President and
                                          Chief Development Officer

                                                                       EXHIBIT D
                               STOCK OPTION AGREEMENT


     THIS AGREEMENT is dated as of November 29, 1998, between Medtronic, Inc., a Minnesota corporation ("Grantee"), and Arterial Vascular Engineering, Inc., a Delaware corporation ("Issuer").

                                      RECITALS

     A. Grantee, Issuer, and MAV Merger Corp., a Delaware corporation and wholly-owned subsidiary of Grantee ("Merger Subsidiary"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subsidiary will be merged with and into Issuer (the "Merger").

     B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, $.001 par value ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 12,807,795 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $54.00 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Issuer represents that the Option Shares represent at least 19.9% of the number of shares of Issuer Common Stock outstanding on the date hereof. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     2.   EXERCISE OF OPTION.

          (a) Subject to the terms and conditions of this Agreement, Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) may, prior to the Expiration Date (as defined in Section 12 hereof), exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of an Exercise Event (as defined below). As used herein, an "Exercise Event" shall mean (i) the occurrence of a termination specified in Section 7.2(a)(i) of the Merger Agreement or (ii) the occurrence of all of the events and circumstances specified in clauses (A),
     (B) and (C) of Section 7.2(a)(ii) of the Merger Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, if the Option becomes exercisable as a result of the Exercise Event referred to in Section 2(a)(ii) hereof, Grantee shall not be entitled to exercise the cancellation right referred to below in this Section 2(a) unless and until all of the events and circumstances specified in clauses (A), (B), (C) and (D) of
     Section 7.2(a)(ii) of the Merger Agreement shall have occurred.

          (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice (the "Exercise Notice") to Issuer exercising the Option and specifying the total number of Option Shares it wishes to purchase, and a date and time for the closing of such purchase (a "Closing") not less than five nor more than 30 business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Subject to the proviso at the end of Section 2(a) hereof, when this Option is exercisable, Grantee, in lieu of exercising the Option, shall have the right at any time thereafter prior to the Expiration Date to request in writing that Issuer pay, and promptly (but in any event not more than five business days) after Grantee makes such request, Issuer shall, subject to Section 2(c) below, pay to Grantee by certified check, official bank check or wire transfer pursuant to Grantee's instructions, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to (i) the greater of

               (x)  the excess, if any,  over the Option Price of the greater of
          (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market (or other United State national exchange upon which Issuer's Common Stock is traded) on the last trading day prior to the date of the Exercise Notice, (B) the highest price per share of Issuer Common Stock offered to be paid or paid in connection with any Alternative Transaction occurring after the date hereof and prior to the Expiration Date, and (C) in the case of any Alternative Transaction structured as an asset acquisition, the highest net consideration to be distributed to the stockholders of the Company in any such transaction or proposed transaction occurring after the date hereof and prior to the Expiration Date after, among any other payments and deductions, payment of all indebtedness of the Company not being assumed, divided by the number of shares of Issuer Common Stock outstanding on a fully diluted basis, and

               (y) $150,000,000 divided by the initial number of Option Shares covered by the Option,

     multiplied by (ii) the number of Option Shares then covered by the Option; provided, however, that the Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the termination fee described in Section 7.2(a) of the Merger Agreement (the "Termination Fee") paid to Grantee, the Option Share Profit (as defined below) not remitted to Issuer pursuant to Section 2(c) hereof, the Section 5 Repurchase Consideration (as defined below) paid to Grantee and the Cancellation Amount shall not exceed $150,000,000. If all or a portion of the price per share of Issuer Common Stock offered, paid, or payable or the aggregate consideration offered, paid, or payable for the assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the noncash consideration as mutually determined by the investment bankers of Issuer and the investment bankers of Grantee. In no event shall (i) the Cancellation Amount exceed $150,000,000 or (ii) the sum of the Termination Fee paid, the Option Share Profit not remitted to Issuer pursuant to
     Section 2(c) hereof, the Section 5 Repurchase Consideration paid and the Cancellation Amount paid exceed $150,000,000.

          (c) In the event that Grantee at any time sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), or in the event that any Cancellation Amount or Section 5 Repurchase Consideration is paid to Grantee or any Option Share Profit is received by Grantee (and not required to be remitted to Issuer pursuant to this Section 2(c)), then any Termination Fee due and payable by Issuer shall be reduced to the extent necessary so that the sum of

               (v)  the Termination Fee;

               (w)  any Cancellation Amount paid to Grantee;

               (x)  any Section 5 Repurchase Consideration paid to Grantee;

               (y) the amount received (whether in cash, loan proceeds, securities, or otherwise) by Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit") and not remitted to Issuer pursuant to this Section 2(c); and

               (z) Option Share Profit received in connection with any prior sales of Option Shares and not remitted to Issuer pursuant to this
          Section 2(c),

     shall not exceed $150,000,000. Grantee shall remit to Issuer, within ten business days after completion of any Sale, the amount, if any, by which the Option Share Profit from such Sale which, when added to the Termination Fee previously paid, the Cancellation Amount previously paid, the Section 5 Repurchase Consideration previously paid and the Option Share Profit from prior sales of Option Shares not remitted to Issuer pursuant to this
     Section 2(c), exceeds $150,000,000.

     3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under Section 2 hereof shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check, or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment (and the satisfaction or waiver of the conditions set forth in Section 10 hereof) Issuer will deliver to Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) a certificate or certificates representing the number of validly issued, fully paid, and nonassessable Option

Shares so purchased, in the denominations and registered in such names (which shall be Grantee or a wholly-owned subsidiary of Grantee) designated in writing to Issuer by Grantee.

     4.   REGISTRATION AND LISTING OF OPTION SHARES.

          (a) Issuer agrees to use commercially reasonable efforts to (i) effect as promptly as possible upon the request of Grantee and (ii) cause to become and remain effective for a period of not less than six months (or such shorter period as may be necessary to effect the distribution of any Option Shares specified in such request) the registration under the 1933 Act, and any applicable state securities laws, of the resale of all or any part of the Option Shares as may be specified in such request; provided, however, that (A) Grantee shall have the right to select the managing underwriter for any such offering after consultation with Issuer, which managing underwriter shall be reasonably acceptable to Issuer, (B) Grantee shall not be entitled to more than two effective registration statements hereunder, and (C) Grantee shall not be entitled to request such a registration statement within a period of one year after the effective date of a registration statement in which Grantee included or was entitled to include all or a portion of the Option Shares. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate in any one year period if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Upon receipt of notice of the happening of any event as a result of which any registration statement, prospectus, prospectus supplement, or any document incorporated by reference in any of the foregoing, contains any untrue statements of material fact or fails or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Grantee shall forthwith discontinue the disposition of any shares under such reistration statement, prospectus or prospectus supplement until Grantee receives from Issuer copies (which subject to the limitations on suspension set forth above shall promptly be made available by Issuer) of an amended or supplemented registration statement, prospectus or supplement so that, as thereafter delivered to purchases of such shares, such registration statement, prospectus or prospectus supplement shall not contain any untrue statement of material fact or fail or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) In addition to such demand registrations, if Issuer proposes to effect a registration of Issuer Common Stock for its own account or for the account of any other stockholder of Issuer (other than in connection with (i) employee stock option plans or other employee or consultant benefit arrangements or (ii) corporate or business acquisitions), Issuer will give prompt written notice to Grantee of its intention to do so and shall use commercially reasonable efforts to include therein all Option Shares requested by Grantee to be so included; provided, however, that, if the managing underwriter of the offering covered by such registration advises Issuer that in its opinion the number of Option Shares requested to be included in such registration exceeds the number that can be sold in such offering, Issuer shall, after fully including therein all securities to be sold by Issuer, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by persons other than Issuer. In connection with any offering, sale and delivery of Option Shares pursuant to a registration statement effected pursuant to this
     Section 4(b), Grantee shall provide Issuer and each underwriter of the offering with customary representations, warranties and covenants. No registration effected under this Section 4(b) shall relieve Issuer of its obligations to effect demand registrations under Section 4(a) hereof.

          (c) Registrations effected under this Section 4 shall be effected at Issuer's expense, including the fees and expenses of counsel to Grantee, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 4, Issuer shall indemnify and hold Grantee, its underwriters, and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Grantee, its underwriters, and each of their respective affiliates may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement.

          (d)  In connection with any registration statement pursuant to this
     Section 4, Grantee agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the 1933 Act. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Issuer, its underwriters, and each of their respective affiliates may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement.

     (e) Upon the issuance of Option Shares hereunder, Issuer will use commercially reasonable efforts promptly to cause such Option Shares to be quoted on Nasdaq or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed or quoted.

     5.   REPURCHASE AT THE OPTION OF ISSUER.

          (a) At the request of Issuer at any time during the 180-day period commencing on the 180th day after the date on which the Option was first exercised in whole or in part (the "Call Period"), Issuer may repurchase from Grantee, and Grantee shall sell to Issuer, up to 95% of the shares of Issuer Common Stock acquired by Grantee pursuant hereto and with respect to which Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the Repurchase Price (defined below) per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Issuer Common Stock to be repurchased pursuant to this
     Section 5 being herein called the "Section 5 Repurchase Consideration"). The date on which Issuer exercises its rights under this Section 5 by delivering its request to Grantee is referred to as the "Issuer Request Date." Issuer's rights under this Section 5 shall be suspended (and the Call Period shall be extended accordingly) during any period when the exercise of such rights would subject Grantee to liability pursuant to
     Section 16(b) of the Exchange Act by reason of the issuance of the Option, any adjustment pursuant to Section 11 hereof, or the Grantee's purchase of any Option Shares hereunder. "Repurchase Price" per share shall be the sum of (i) the Option Price plus (ii) the amount that results from dividing (A) $150,000,000 minus the sum of (I) any Termination Fee paid to Grantee, (II) any Option Share Profit not remitted to Issuer pursuant to Section 2(c) hereof, (III) any Section 5 Repurchase Consideration paid to Grantee pursuant to this Section 5 plus (IV) any Cancellation Amount paid to Grantee by (B) the initial number of Option Shares covered by the Option, provided, however, that notwithstanding anything to the contrary contained in this Agreement, if the Option becomes exercisable as a result of the Exercise Event referred to in Section 2(a)(ii) hereof, the Repurchase Price shall be equal to the Option Price if the repurchase of shares pursuant to this Section 5 is completed before the occurrence of the event specified in clause (D) of Section 7.2(a)(ii) of the Merger Agreement.

          (b) The Section 5 Repurchase Consideration to be paid in connection with any repurchase request shall be reduced to the extent necessary so that the sum of

               (v) the Section 5 Repurchase Consideration to be paid in the repurchase which is the subject of Issuer's repurchase request at issue;

               (w)  any Section 5 Repurchase Consideration previously paid;

               (x)  any Cancellation Amount paid to Grantee;

               (y)  any Termination Fee paid to Grantee; and

               (z)  any Option Share Profit not remitted to Issuer pursuant to
          Section 2(c),

     shall not exceed $150,000,000.

          (c) If Issuer exercises its rights under this Section 5, Issuer shall, within five business days after the Issuer Request Date, pay the
     Section 5 Repurchase Consideration, subject to reduction as provided in
     Section 5(b) above, in immediately available funds, and Grantee shall surrender to Issuer certificates evidencing the shares of Issuer Common Stock purchased hereunder, and Grantee shall warrant to Issuer that, immediately prior to the repurchase thereof pursuant to this Section 5, Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Encumbrances.

     6. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform this Agreement.

          (b) The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and except to the extent of any Nasdaq requirements, no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed, and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors, rights generally; the availability of injunctive relief and other equitable remedies and general principles of equity; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Except as may be required in accordance with Nasdaq requirements, Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, such number of authorized shares of Issuer Common Stock as is equal to the number of Option Shares (or such other amount as may be required pursuant to Section 11 hereof), each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances, and security interests and not subject to any preemptive rights (collectively, "Encumbrances").

          (d) Except as may be required in accordance with Nasdaq requirements, the execution, delivery, and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to Section 4, compliance with the provisions of the 1933 Act and any applicable state securities laws, do not require the consent, waiver, approval, license, or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition, or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation, or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where the failure to obtain such consents, waivers, approvals, licenses, or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e) The Company has taken all action and completed all amendments, if any, necessary or appropriate so that (i) the Rights Agreement dated as of February 26, 1997, as amended, between the Company and BankBoston, N.A. (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by this Agreement, the Agreements to Facilitate Merger, and the Merger Agreement, and (ii) the execution of this Agreement, the Agreements to Facilitate Merger, and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (w) result in Grantee being an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (x) result in the ability of any person to exercise any Rights under the Company Rights Agreement,
     (y) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (z) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement).

     7. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to enter into and perform this Agreement.

          (b) The execution and delivery of this Agreement by Grantee and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Grantee or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     8. COVENANTS OF GRANTEE. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the 1933 Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates representing the Option Shares (in addition to any legend required under applicable state securities laws):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (1) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (2) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     9. COMMERCIALLY REASONABLE EFFORTS. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, commercially reasonable efforts to obtain any necessary consents of third parties and governmental agencies (including, without limitation, compliance with any Nasdaq approvals or requirements) and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     10. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares at a Closing under this Agreement after exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act shall have expired or been terminated;

          (b) the representations and warranties of Grantee made in Section 6 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares;

          (c) no order, decree, or injunction entered by any court of competent jurisdiction or governmental, regulatory, or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the option or acquisition of Option Shares pursuant to this Agreement; and

          (d) compliance with any Nasdaq approvals or requirements.

     11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash, or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate Option Price of the Option Shares.

     12. EXPIRATION. The Option shall expire at the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) one year after the termination of the Merger Agreement in accordance with the terms thereof in the event Section 7.2(a)(i) of the Merger Agreement applies, or one year after the event specified in Section 7.2(a)(ii)(D) of the Merger Agreement occurs in the event such Section 7.2(a)(ii) applies, or (c) termination of the Merger Agreement in accordance with the terms thereof in circumstances under which the fee specified in Section 7.2 thereof cannot in any circumstances become payable (such expiration date is referred to as the "Expiration Date").

     13.  GENERAL PROVISIONS.

          (a) SURVIVAL. All of the representations, warranties, and covenants contained herein shall survive each Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

          (b) FURTHER ASSURANCES. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use commercially reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

          (c) SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Issuer shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder, and Grantee shall not be entitled to assign or otherwise transfer the Option or any of its rights or obligations hereunder.

          (e) SPECIFIC PERFORMANCE. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

          (f) AMENDMENTS. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

          (g) NOTICES. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

          If to Grantee:

               Medtronic, Inc.
               7000 Central Avenue N.E.
               Minneapolis, NN 55432
               with separate copies thereof addressed to

               Attention:     General Counsel

                         FAX:  (612) 572-5459
               and

               Attention:     Vice President and Chief Development Officer
                              FAX: (612) 572-5404

          If to Issuer:

               Arterial Vascular Engineering, Inc.
               3576 Unocal Place
               Santa Rosa, CA 95403
               FAX:  (707) 541-3190
               Attention:  General Counsel

               with a copy to:

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306-2155
               FAX: (650) 857-0663
               Attention:  Craig E. Dauchy, Esq. and
                           Richard E. Climan, Esq.

          (h) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          (k) ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this

     Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

          (l) EXPENSES. Except as otherwise provided in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              MEDTRONIC, INC.


                              By:/s/ Michael D. Ellwein
                                 ---------------------------
                              Its: Vice President CDO
                                  --------------------------

                              ARTERIAL VASCULAR ENGINEERING, INC.


                              By:/s/ Lawrence J. Fassler
                                 ---------------------------
                              Its: Vice President, General
                                  --------------------------
                                   Counsel and Secretary
                                  --------------------------